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                                    LOAN AGREEMENT


                                       BETWEEN

                          PAKISTAN WIRELESS HOLDINGS LIMITED


                                         AND


                          THE LENDERS WHO FROM TIME TO TIME
                                  ARE PARTIES HERETO


                                   AUGUST 18, 1997

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                                  TABLE OF CONTENTS


                                                                          Page


ARTICLE I  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
  1.01  Certain Definitions. . . . . . . . . . . . . . . . . . . . . . . . . 1
  1.02  Accounting Principles. . . . . . . . . . . . . . . . . . . . . . . . 9
ARTICLE II  THE LOANS AND RELATED MATTERS. . . . . . . . . . . . . . . . . .10
  2.01  Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
  2.02  Notes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
  2.03  Repayment of Principal . . . . . . . . . . . . . . . . . . . . . . .10
  2.04  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
  2.05  Prepayment of Loans. . . . . . . . . . . . . . . . . . . . . . . . .11
  2.06  Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
  2.07  Application of Payments. . . . . . . . . . . . . . . . . . . . . . .13
  2.08  Initial Lenders' Representations and Warranties. . . . . . . . . . .13
ARTILE III  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . .14
  3.01  Organization and Qualification . . . . . . . . . . . . . . . . . . .14
  3.02  Corporate Power. . . . . . . . . . . . . . . . . . . . . . . . . . .15
  3.03  Subsidiaries and Investments . . . . . . . . . . . . . . . . . . . .15
  3.04  Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
  3.05  Authorization, Governmental Approvals. . . . . . . . . . . . . . . .16
  3.06  Validity and Binding Effect. . . . . . . . . . . . . . . . . . . . .16
  3.07  Ownership of Borrower. . . . . . . . . . . . . . . . . . . . . . . .16
  3.08  No Event of Default; Compliance with Agreements. . . . . . . . . . .17
  3.09  Solvency, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . .17
  3.10  Regulations G and X. . . . . . . . . . . . . . . . . . . . . . . . .17
  3.11  Investment Company; Public Utility Holding Company . . . . . . . . .17
  3.12  [Reserved.]. . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
  3.13  Brokerage. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
  3.14  Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . .18
  3.15  Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . .18
  3.16  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
  3.17  Affiliated Transactions. . . . . . . . . . . . . . . . . . . . . . .18
  3.18  Title to Properties. . . . . . . . . . . . . . . . . . . . . . . . .19
  3.19  Bank Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . .19
  3.20  Outstanding Indebtedness . . . . . . . . . . . . . . . . . . . . . .19
  3.21  Operations, Agreements, Liabilities. . . . . . . . . . . . . . . . .19
  3.22  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . .19
  3.23  No Material Adverse Change . . . . . . . . . . . . . . . . . . . . .19
  3.24  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20


                                          i

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ARTICLE IV  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . .20
  4.01  Representations, Warranties, Covenants . . . . . . . . . . . . . . .20
  4.02  Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
  4.03  Contributions to Borrower. . . . . . . . . . . . . . . . . . . . . .21
  4.04  Collateral Items . . . . . . . . . . . . . . . . . . . . . . . . . .21
  4.05  Other Transactions . . . . . . . . . . . . . . . . . . . . . . . . .21
  4.06  Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .21
  4.07  Closing under IWCH Loan Agreement. . . . . . . . . . . . . . . . . .21
  4.08  Vanguard Purchase. . . . . . . . . . . . . . . . . . . . . . . . . .22
  4.09  SAWC Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
  4.10  License Matters. . . . . . . . . . . . . . . . . . . . . . . . . . .22
  4.11  Newco Shareholders Agreement . . . . . . . . . . . . . . . . . . . .22
  4.12  Commitment and Structuring Fees. . . . . . . . . . . . . . . . . . .22
  4.13  Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
ARTICLE V  COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
  5.01  Affirmative Covenants. . . . . . . . . . . . . . . . . . . . . . . .22
  5.02  Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . .24
  5.03  Reporting Requirements . . . . . . . . . . . . . . . . . . . . . . .28
ARTICLE VI  DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
  6.01  Events of Default. . . . . . . . . . . . . . . . . . . . . . . . . .29
  6.02  Consequences of Event of Default . . . . . . . . . . . . . . . . . .31
  6.03  Rights of Setoff . . . . . . . . . . . . . . . . . . . . . . . . . .32
  6.04  Other Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
ARTICLE VII  SUCCESSORS AND ASSIGNS; PARTICIPATIONS. . . . . . . . . . . . .32
  7.01  Successors and Assigns in General. . . . . . . . . . . . . . . . . .32
  7.02  Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
  7.03  Further Assurance. . . . . . . . . . . . . . . . . . . . . . . . . .33
ARTICLE VIII  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . .33
  8.01  Modifications, Amendments or Waivers . . . . . . . . . . . . . . . .33
  8.02  No Implied Waivers; Cumulative Remedies; Writing Required. . . . . .33
  8.03  Reimbursement of Expenses; Taxes . . . . . . . . . . . . . . . . . .33
  8.04  Holidays . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
  8.05  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
  8.06  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
  8.07  Governing Law; Waivers and Jurisdiction. . . . . . . . . . . . . . .35
  8.08  Herein, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
  8.09  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
  8.10  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
  8.11  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
  8.12  Brokers Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
  8.13  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . .37
  8.14  Payment Set Aside. . . . . . . . . . . . . . . . . . . . . . . . . .37
  8.15  Complete Agreement . . . . . . . . . . . . . . . . . . . . . . . . .38
  8.16  No Strict Construction . . . . . . . . . . . . . . . . . . . . . . .38
  8.17  Register . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38


                                          ii

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                                  LIST OF EXHIBITS

Exhibit A   -    Initial Lenders and Loan Amounts

Exhibit B   -    Opinions of Borrower's Counsel

Exhibit C   -    Form of Exchange Agreement

Exhibit D   -    Forms of Exchangeable Senior Secured Note:

    Exhibit D-1    -    Tranche A Note

    Exhibit D-2    -    Tranche B Note

Exhibit E   -    Form of Pledge Agreement

Exhibit F   -    Form of Security Agreement

                          PAKISTAN WIRELESS HOLDINGS LIMITED


                                    LOAN AGREEMENT


         THIS LOAN AGREEMENT, dated as of August 18, 1997, is made between PAKISTAN WIRELESS HOLDINGS LIMITED, a private company established under the laws of Mauritius ("BORROWER"), the Persons who are named on the attached EXHIBIT A (the "INITIAL LENDERS") and the Persons who may hereafter become additional Lenders.

         The Borrower has requested that the Initial Lenders make, and the Initial Lenders have agreed to make, certain Loans, as described in greater detail in this Agreement.

         NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements set forth herein and intending to be legally bound hereby, covenant and agree as follows:

                                      ARTICLE I
                                     DEFINITIONS

         1.01 CERTAIN DEFINITIONS. In addition to any other terms defined elsewhere in this Agreement, the following terms will have the respective meanings set forth below:

         "AFFILIATE" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such first Person. For purposes of this definition, "control" will include the direct or indirect ownership of and/or right to vote or control the vote with respect to, Equity Securities representing 20% or more of the aggregate voting power of such first Person's voting Equity Securities (either based on the quantity of such first Person's voting Equity Securities which are actually outstanding or on a fully-diluted basis).

         "AGENT" means Toronto Dominion Investments, Inc., or any successor thereto, in its capacity as the collateral agent as the case may be pursuant to the Security Agreement or the Pledge Agreement.

         "APPLICABLE RATE" at any time means a per annum rate equal to the following:

                                      ----------

                                                                Rate
                                                                ----

                 On and after the date of this Agreement and
                 prior to February 18, 1998                     14%

                 On and after February 18, 1998 and prior to
                 May 18, 1998                                   15%

                                      ----------
                                                                Rate
                                                                ----

                 On and after May 18, 1998 and prior to
                 August 18, 1998                                17%

                 On and after August 18, 1998 and prior to
                 September 18, 1998                             19%

                 On and after September 18, 1998 and prior
                 to October 18, 1998                            21%

                 On and after October 18, 1998 and prior to
                 November 18, 1998                              23%

                 On and after November 18, 1998                 25%

         "BORROWER" has the meaning set forth in the preamble to this Agreement.

         "BORROWER CONTRIBUTION" means the contribution by Borrower to Newco of 493,510 shares of IWCH Voting Common Stock and $17,461,000 in cash, pursuant to the Newco Shareholders Agreement.

         "BUSINESS DAY" means any day other than a Saturday, a Sunday, a public holiday under the laws of the State of New York or the State of California or a day on which banking institutions are authorized or obligated to close in New York, New York or San Francisco, California.

         "CAPITALIZED LEASE" means a lease under which the obligations of the lessee would, in accordance with GAAP consistently applied, be included in determining total liabilities as shown on the liability side of a balance sheet of the lessee.

         "CAPITALIZED LEASE OBLIGATIONS" means the amount of the liability reflecting the aggregate discounted amount of future payments under all Capitalized Leases, calculated in accordance with GAAP consistently applied and Statement of Financial Accounting Standards No. 13.

         "CCL SHARE PURCHASE AGREEMENT" means the Share Purchase Agreement dated July 17, 1997 between Continental Communications Limited ("CCL") and Newco and the related Supplement to Share Purchase Agreement dated August 18, 1997 between CCL and IWCH.

         A "CHANGE IN OWNERSHIP" will occur (i) if, for any reason (including any issuance or transfer of Equity Securities of any Person or any merger, consolidation or other transaction), Borrower ceases to be a Subsidiary of IWCH or IWCH ceases to have the uncontrolled and unlimited right (directly or through one or more of its Wholly-Owned Subsidiaries) to designate a majority of the members of the board of directors or similar officials of Borrower, or (ii) if any Core Transaction-Related Document, or any right of Borrower, Newco or Mobilink thereunder, terminates or ceases to be in effect, if all such terminations or cessations which have occurred since the date of this Agreement have had, or could reasonably be expected to have, a Material Adverse Effect.

         "CLOSING" means the making of the Loans under this Agreement.

         "COLLATERAL AGREEMENTS" means the Security Agreement, the Senior
Pledge Agreement, and all other collateral security agreements or other documents executed and delivered in connection with the Loans from time to time.

         "CORE EQUITY DOCUMENTS" means the Exchange Agreement, the Warrants, the IWCH Charter, the IWCH Sixth Amended and Rested Investor Rights Agreement dated as of the date of this Agreement, and the Amended and Restated Registration Rights Agreement dated as of the date of this Agreement among IWCH and the "Stockholders" referred to therein.

         "CORE FINANCING DOCUMENTS" means the Core Loan Documents and the Core Equity Documents.

         "CORE LOAN DOCUMENTS" means this Agreement, the Disclosure Letter, the Exchange Agreement, the Pledge Agreement, the Security Agreement, the Notes and the Warrants.

         "CORE PAKISTAN DOCUMENTS" means the Share Purchase Agreements, the Mobilink Shareholders Agreement, the Newco Shareholders Agreement, the Memorandum of Understanding and the IWC Group Agreement.

         "CORE TRANSACTION-RELATED DOCUMENT" means the Core Loan Documents, the Core Equity Documents and the Core Pakistan Documents.

         "DISCLOSURE LETTER" means the letter addressed to the Initial Lenders from Borrower and dated the date of this Agreement disclosing certain matters relating to this Agreement.

         "DISTRIBUTION" means any dividend or other distribution or payment by a Person (other than a natural person) with respect to its Equity Securities, or any redemption, acquisition, purchase or other retirement of any Equity Security of such Person, any of its Subsidiaries, or any Person of which such Person is a Subsidiary or an Investee, in each case whether in cash, securities or other property.

         "EQUITY DOCUMENTS" the Core Equity Documents and all other documents, agreements and instruments executed at any time in connection therewith.

         "EQUITY SECURITY" of any Person means any capital stock, partnership interest, membership interest or other ownership or equity interest or security of or in such Person, any phantom equity, profit participation, appreciation or similar right with respect to such Person, or any security or other right which directly or indirectly is convertible into or exercisable or exchangeable for any other Equity Security of such Person.

         "EVENT OF DEFAULT" has the meaning set forth in Section 6.01.

         "EXCHANGE AGREEMENT" means the Exchange Agreement dated as of the date hereof in the form of the attached EXHIBIT C between IWCH and the Initial Lenders, as such agreement is in effect from time to time.

         "EXERCISE OR EXCHANGE SECURITIES" means the Warrants, the Series H Stock issuable upon the exchange of the Notes pursuant to the Exchange Agreement, the IWCH Common Stock issuable upon the conversion of such Series H Stock (or upon the conversion of Series H Stock issued upon the conversion of other Series H Stock) and the IWCH Common Stock issuable upon the exercise of the Warrants.

         "FINANCING DOCUMENTS" means the Loan Documents and the Equity
Documents.

         "GAAP" means generally accepted accounting principles as promulgated by the Financial Accounting Standards Board, as in effect from time to time (subject to the provisions of Section 1.02).

         "GUARANTEE" means any guarantee of the payment or performance of any Indebtedness or other obligation or any other arrangement whereby credit is extended to an obligor on the basis of any promise of another Person to pay money or any other arrangement having substantially similar economic effect, including where the same is expressed in terms of an obligation to (i) pay the Indebtedness or other monetary obligations of such obligor, (ii) purchase an obligation owed by such obligor, or (iii) maintain the capital, working capital, solvency or general financial condition of such obligor, whether or not any such arrangement is listed on the balance sheet of such other Person or referred to in a footnote thereto, but will not include endorsements of items for collection in the ordinary course of business. Subject to the final sentence of the definition of the term "Indebtedness," the amount of any Guarantee will be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed or determined amount, the maximum amount guaranteed or supported.

         "INDEBTEDNESS" of any Person will include (i) all obligations for borrowed money (including obligations incurred in exchange or replacement thereof), (ii) all obligations evidenced by any note, bond, debenture or other debt security, (iii) the balance deferred and unpaid of the purchase price for any property or services (excluding unsecured trade payables incurred in the ordinary course of business which are not more than 90 days past due or which are in an aggregate amount for all such more-than-90-day-past-due trade payables which does not exceed $500,000), (iv) all Capitalized Lease Obligations, (v) all obligations arising under acceptance facilities, (vi) the undrawn face amount of all outstanding letters of credit for the benefit of the Person in question and (without duplication) all unreimbursed drafts drawn thereunder, (vii) all obligations secured by a Lien on any property of the Person in question, (viii) all obligations under interest rate or currency exchange or swap agreements,
(ix) all obligations under any Guarantee, and (x) all asserted withdrawal liabilities under any employee benefit or welfare plan, if and to the extent the foregoing (other than items described in clause (vi) above) would be required to be reflected on a balance sheet of the Person in question prepared in accordance with GAAP. For purposes of this Agreement, the "amount" at any time of any Indebtedness of a Person as to which the recourse of any other Person is limited to one or more assets of such first Person will not exceed the fair market value of such asset(s) at such time (determined without regard to any Lien relating to such Indebtedness).

         "INDENTURE" means the Indenture dated as of August 15, 1996 between IWCH and Marine Midland Bank, as Trustee, as in effect on the date of this Agreement.

         "INITIAL LENDERS" has the meaning set forth in the preamble to this Agreement.

         "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended.

         "INVESTEE" means any Person (other than a Subsidiary of Borrower) in which Borrower, any of its Subsidiaries or any other Investee has any direct or indirect Investment (either itself or through one or more of its direct or indirect Subsidiaries or Investees), including any Subsidiary of any other Investee.

         "INVESTMENT" means any amount paid for liabilities or assets of, or loaned, advanced or contributed to, or acquisition for consideration of any Equity Security or Indebtedness of, any other Person, or any other item that is or would be classified as an investment on a balance sheet prepared in accordance with GAAP. The term "Investment" will include the acquisition of a company, business or product line.

         "IWC GROUP AGREEMENT" means the IWC Group Agreement dated as of
August 18, 1997 between PWH and Vanguard Pakistan, together with the Voting Trust Agreement dated on or about August 13, 1997 between Borrower and Vanguard Pakistan.

         "IWCH" means International Wireless Communications Holdings, Inc., a Delaware corporation.

         "IWCH CHARTER" means the Amended and Restated Certificate of Incorporation of IWCH, in the form attached to the IWCH Loan Agreement.

         "IWCH COMMON STOCK" mean IWCH Voting Common Stock or IWCH Non-Voting Common Stock.

         "IWCH LOAN AGREEMENT" means the Loan Agreement dated as of the date hereof between IWCH and the Initial Lenders, as that Agreement is in effect from time to time.

         "IWCH NON-VOTING COMMON STOCK" means Class 2 Common Stock, par value $0.01 per share, of IWCH.

         "IWCH VOTING COMMON STOCK" means Class 1 Common Stock, par value $0.01 per share, of IWCH.

         "LAW" will be construed broadly to include any foreign, national, federal, state, provincial, local or other law, rule, regulation, statute, ordinance, judgment, decree, order, policy, guideline, directive, common law, pronouncement, treaty, accord or similar item of any legislative, executive, judicial or other governmental entity or authority.

         "LENDER" means any holder of a Note.

         "LIEN" means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance, restrictions or other similar arrangement or interest in real or personal property.

         "LOAN" has the meaning set forth in Section 2.1.

         "LOAN DOCUMENTS" means the Core Loan Documents and all other documents, agreements and instruments executed at any time in connection therewith.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, properties, assets, liabilities, conditions (financial or otherwise) or prospects (x) of Borrower, taking into account the direct and indirect ownership interests of Borrower in its Subsidiaries and the Investees, or (y) of Mobilink and its Subsidiaries taken as a whole, (b) the right or ability of Borrower to influence the management and affairs of Newco or the rights of Newco to influence the management and affairs of Mobilink and its Subsidiaries, (c) the ability of Borrower or IWCH to perform any of its respective obligations under the Loan Documents, or the ability of any Lender or Agent to exercise any right or remedy with respect to, or otherwise to realize upon, any of the security for the Loans under the Collateral Agreements or any other right or remedy under any Loan Document, if the same would materially impair the value or collectibility of the Notes (considered without regard to the right to exchange the Notes pursuant to the Exchange Agreement), or (d) the ability of any Person (other than any holder of any Exercise or Exchange Securities) to perform any of its obligations under the Equity Documents, or the ability of any holder of Exercise or Exchange Securities to exercise any rights or remedy under any Equity Documents, if the same would materially impair the value of the Exercise or Exchange Securities.

         "MATURITY DATE" means August 17, 2002.

         "MEMORANDUM OF AGREEMENT" means the Memorandum of Agreement dated July 16, 1997 among Saif, SAWC, MIDC and Newco.

         "MIDC" means Motorola International Development Corporation, a Delaware corporation.

         "MOBILINK" means Pakistan Mobile Communications (Pvt) Ltd., a limited liability company organized under the laws of Pakistan.

         "MOBILINK SHAREHOLDERS AGREEMENT" means the Restated and Amended Shareholders Agreement dated as of August __, 1997 among MIDC, Saif and Newco, together with the letter agreement dated as of such date among MIDC, Saif and Newco relating to the business plan, debt to equity ratio, recapitalization, sale of shares and other matters concerning Mobilink.

         "MOTOROLA SHARE PURCHASE AGREEMENTS" means the Share Purchase Agreement dated July 17, 1997 between MIDC and Newco, together with the letter agreement between them dated July 17, 1997 with respect to the disclosure of certain items, together with the Escrow Agreement to be entered into pursuant thereto.

         "NEWCO" means International Wireless Communications Pakistan Limited, a company formed under the laws of Mauritius.

         "NEWCO SHAREHOLDERS AGREEMENT" means the Amended and Restated Shareholders' Agreement dated as of August 13, 1997 among Newco, Borrower, Vanguard Pakistan and SAWC, together with the Letter Supplemental to Shareholders Agreement Relating to International Wireless Communications Pakistan Limited dated July 16, 1997 between MIDC, Borrower and SAWC and the letter agreement dated August 13, 1997 among Borrower, Vanguard Pakistan and SAWC regarding certain costs.

         "NOTE" means a promissory note of Borrower issued pursuant to this Agreement and in the form of the attached EXHIBIT D-1 or the attached EXHIBIT D-2, including all amendments, modifications, extensions, replacements, substitutions, renewals, refinancings or refundings thereof in whole or in part.

         "ORGANIZATIONAL DOCUMENTS" has the meaning set forth in Section 3.01.

         "PARTICIPANT" has the meaning set forth in Section 7.02.

         "PARTICIPATING AGENT" has the meaning set forth in Section 7.02.

         "PERMITTED INDEBTEDNESS" means (i) Capitalized Lease Obligations, to the extent that the aggregate principal amount thereof does not exceed $1,000,000 at any time outstanding, (ii) all obligations incurred in the ordinary course of business under acceptance facilities, (iii) the undrawn amount of letters of credit obtained in the ordinary course of business and all unreimbursed drafts thereunder, (iv) Indebtedness secured by Permitted Liens, and (v) all obligations under interest rate or currency exchange or swap agreements entered into in the ordinary course of business.

         "PERMITTED LIENS" means the Liens described in clauses (1) through (9) of Section 5.02(b).

         "PERSON" means any individual, corporation, partnership, limited liability company, trust or other entity, including any governmental entity or agency.

         "PLEDGE AGREEMENT" means the Pledge Agreement between Borrower and the Agent, for the benefit of the Lenders, dated as of the date hereof, in the form of the attached EXHIBIT E, as such agreement is in effect from time to time.

         "POTENTIAL EVENT OF DEFAULT" means any occurrence, condition, act or omission which, with the passage of time or the giving of notice, or both, would constitute an Event of Default.

         "QUARTERLY PAYMENT DATE" means the 17th day of each November, February, May and August, beginning with November 17, 1997.

         "REQUISITE LENDERS" means Lenders which hold Notes which represent a majority of the aggregate unpaid principal amount of the outstanding Notes.

         "SAIF" means Saif Telecom (Pvt) Ltd., a company organized under the laws of Pakistan.

         "SAWC" means South Asia Wireless Communications (Mauritius) Limited, a corporation formed under the laws of Mauritius and a wholly-owned subsidiary of Asia Infrastructure Fund.

         "SECURITY AGREEMENT" means the Security Agreement between Borrower and the Agent, for the benefit of the Lenders, dated the date hereof in the form attached hereto as EXHIBIT F, providing for Borrower's grant to the Agent, for the benefit of the Lenders, of a security interest in all of Borrower's assets, and all other agreements, instruments and documents attached thereto, referred to therein or delivered in connection therewith, as any or all of the foregoing is in effect from time to time.

         "SERIES H STOCK" means Series H-1 Preferred Stock, and Series H-2 Preferred Stock, each par value $0.10 per share, of IWCH.

         "SHARE PURCHASE AGREEMENTS" means the CCL Share Purchase Agreement and the Motorola Share Purchase Agreement.

         "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, limited liability company, trust, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more direct or indirect Subsidiaries of that Person or a combination thereof, or
(ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other voting or economic ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more direct or indirect Subsidiaries of that Person or a combination thereof, in each case including control by agreement. A Person or Persons will be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons is allocated a majority of partnership, limited liability company, association or other business entity gains or losses or is or controls a managing director, managing member, manager, trustee, general partner or similar official or Person with respect to such partnership, limited liability company, association or other business entity.

         "TDI" means Toronto Dominion Investments, Inc.

         "TRANCHE A LOANS" has the meaning set forth in Section 2.01.

         "TRANCHE A NOTES" has the meaning set forth in Section 2.02.

         "TRANCHE B LOANS" has the meaning set forth in Section 2.01.

         "TRANCHE B NOTES" has the meaning set forth in Section 2.02.

         "TRANSACTION-RELATED DOCUMENTS" means the Loan Documents, the Equity Documents, the Core Pakistan Documents, and all other documents, agreements and instruments executed at any time in connection with the Core Pakistan Documents.

         "20% LENDER" means any Lender which, together with its Affiliates, holds Notes representing not less than 20% of the aggregate unpaid principal amount of the outstanding Notes or which represent an aggregate unpaid principal amount of the Notes which is not less than the aggregate unpaid principal amount of the Notes held by any other Person and such other Person's Affiliates.

         "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

         "UNRESTRICTED DISPOSITION PROCEEDS" means the Net Proceeds of any sale or liquidation of any Investment in any Unrestricted Subsidiary or Unrestricted Affiliate (each foregoing capitalized term used in this definition having the meaning set forth in the Indenture).

         "VANGUARD" means Vanguard Cellular Financial Corporation, a Delaware corporation.

         "VANGUARD PAKISTAN" means Vanguard Pakistan, Inc., a Delaware corporation.

         "WARRANT" means any Warrant, as that term is defined in the IWCH Loan Agreement.

         "WHOLLY-OWNED SUBSIDIARY" of any Person means any other Person of which all of the Equity Securities are owned by such first Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such first Person.

         1.02 ACCOUNTING PRINCIPLES. The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement or any other Loan Document will be determined and made in accordance with GAAP consistently applied, unless such principles are inconsistent with the express requirements of this Agreement; PROVIDED that if, because of a change in GAAP after the date of this Agreement, Borrower would be required to alter a previously utilized accounting principle, method or policy in order to remain in compliance with GAAP, such determination will continue to be made in accordance with Borrower's previous accounting principles, methods and policies unless Requisite Lenders agree to allow Borrower to recompute any relevant amount to reflect any such accounting change.

                                      ARTICLE II

                            THE LOANS AND RELATED MATTERS

         2.01    LOANS.

                 (a) MAKING OF LOANS. Subject to the terms and conditions of this Agreement and relying upon the representations, warranties and covenants of Borrower and IWCH set forth in this Agreement and the other Financing Documents, at the Closing the Initial Lenders will make loans (the "LOANS") to Borrower in the respective amounts set forth opposite their names on the attached EXHIBIT A. The Loans will be made simultaneously, in two tranches, with the Loans made by the Initial Lenders named under the heading "Tranche A Lenders" on the attached EXHIBIT A being "TRANCHE A LOANS" and the Loans made by the Initial Lenders named under the heading "Tranche B Lenders" on the attached EXHIBIT A being "TRANCHE B LOANS."

                 (b) FUNDING FEE. In consideration of the making of the Loan made by an Initial Lender hereunder, at the Closing Borrower will pay to such Initial Lender a funding fee in the amount of 1% of the amount of the Loan made by such Initial Lender at the Closing.

         2.02 NOTES. The obligation of Borrower to repay the Loans and interest thereon will be evidenced by Notes dated the date of the Closing, payable as specified in this Agreement to the order of the payee thereof, and bearing interest and maturing as provided in this Agreement. Notes in the form of the attached EXHIBIT D-1 ("TRANCHE A NOTES") will be issued in respect of the Tranche A Loans, and Notes in the form of the attached EXHIBIT D-2 ("TRANCHE B NOTES") will be issued in respect of the Tranche B Loans. Each Lender will, and is hereby authorized by Borrower to, endorse on the schedule annexed to any Note an appropriate notation evidencing the date and amount of each payment of principal or interest by Borrower with respect thereto, and such notations will be presumed correct until the contrary is established; PROVIDED that the failure to make or any error in making any such notation will not limit or expand or otherwise affect the obligations of Borrower under this Agreement, any Note or any other Loan Document.

         2.03 REPAYMENT OF PRINCIPAL. Borrower will repay in full the entire unpaid principal amount of the Notes, and all unpaid accrued interest thereon, on August 10, 2002.

         2.04    INTEREST.

                 (a) INTEREST RATES; PAYMENTS. Interest will accrue from time to time on the unpaid principal amount of each Note at the Applicable Rate, based on a 365- or 366-day year (as the case may be) and the actual number of days elapsed. All unpaid accrued interest on the Notes will be due and payable in full on the Maturity Date and, to the extent not paid (whether or not due), will be compounded on each Quarterly Payment Date. In addition, all accrued and unpaid interest on the Notes will be paid upon the payment in full of the entire outstanding principal amount of Notes and, if payment in full is not made when due, thereafter on demand.

                 (b) ADDITIONAL INTEREST. After the occurrence of and during the continuance of any Event of Default, the outstanding principal amount of the Notes, and, to the extent permitted by applicable law, all accrued and unpaid interest thereon and all other amounts, fees and obligations then due and payable to any Lender under any Note, this Agreement and any other Loan Document, will bear interest at a rate per annum which is 200 basis points in excess of the Applicable Rate then in effect, and such interest will be payable on demand.

                 (c) SAVING CLAUSE. Notwithstanding any other provision contained in this Agreement, the Notes or any of the other Loan Documents to the contrary, the aggregate interest rate per annum charged with respect to the Loans (including all charges and fees which are required to be treated as interest pursuant to applicable laws imposing a maximum rate of interest) will not exceed the maximum rate per annum permitted by applicable law. If that the aggregate interest rate per annum payable with respect to the Loans (including all charges and fees which are required to be treated as interest under applicable laws imposing a maximum rate of interest) exceeds the maximum legal rate, then (i) Borrower will pay the Lenders interest at the maximum permitted rate only, (ii) Borrower will continue to make such interest payments at the maximum permitted rate until all such interest payments and other charges and fees payable hereunder or under the other Loan Documents (in the absence of such legal limitations) have been paid in full, (iii) any interest in excess of the maximum permitted rate received by any Lender will, at such Lender's option, be applied to a prepayment of principal of the Loans or refunded to Borrower, and
(iv) neither Borrower nor any other Person will have any right of action against any Lender for any damages or penalty arising out of the payment or collection of any such excess interest.

         2.05    PREPAYMENT OF LOANS.

                 (a) OPTIONAL PREPAYMENTS. Borrower will have the right, at its option, to prepay the unpaid principal amount of the Notes and/or unpaid interest accrued thereon in whole at any time or in part from time to time, without premium or penalty.

                 (b)    REQUIRED PREPAYMENTS.

                        (i) FROM CERTAIN PROCEEDS. Not later than the Business Day after the receipt thereof, Borrower will use all of the cash proceeds (net of related transaction expenses and an estimate of any resulting taxes required to be paid) from any sale or disposition of assets of Borrower or the liquidation or otherwise in respect of any Investment, or from any Distribution received by Borrower, to prepay the unpaid principal amount of the Notes and unpaid accrued interest thereon (in whole or in part, as the full application of such net proceeds permits), without premium or penalty.

                        (ii) UPON CERTAIN OTHER EVENTS. The entire unpaid principal amount of the Notes and all unpaid accrued interest thereon will be immediately due and payable (without premium or penalty) upon (A) the sale of all or substantially all of Borrower's, Newco's or Mobilink's consolidated assets (computed on a consolidated basis either according to net book value, determined in accordance with GAAP consistently applied, or fair market value, determined by Borrower's Board of Directors in its reasonable good faith judgment), (B) a Change in Ownership, or (C) a Liquidity Event, as that term is defined in the IWCH Loan Agreement.

         2.06    PAYMENTS.

                 (a) NOTICE, PLACE AND MANNER OF PAYMENTS. All payments (including prepayments) to be made to any Lender in respect of any Note or other amount under any other Loan Document will be made in lawful money of the United States of America, by wire transfer of immediately available funds for the account of the payee thereof to an account(s) specified by such payee. Promptly after request by Borrower, each Lender will provide Borrower with instructions for any such wire transfer. If no such instructions are received, then Borrower may make any such payment (in lawful money of the United States of America) by cashier's or certified check delivered to the place for notice to such Lender in accordance with Section 8.05. Any such payment will be deemed received when such wire transfer is received or when such check is deemed received in accordance with this Agreement. Any payment deemed received after 1:00 p.m., New York, New York, time on any day will be deemed to have been paid by Borrower on the next succeeding Business Day. In the case of any payment to be made pursuant to Section 2.05, Borrower will give notice (which may be withdrawn by contrary notice given on or prior to the date specified for payment, in the case of any payment to be made pursuant to Section 2.05(a), or any payment anticipated to be required by Section 2.05(b) if the event in question does not occur on the specified date) to each Lender of each such payment not later than 1:00 p.m., New York, New York, time, on the second Business Day preceding the date upon which such payment is to be made. Such notice will specify the aggregate amount to be paid to all Lenders, the payment date, and the application of such aggregate payment. Borrower will be liable for, and will indemnify and hold harmless each Lender in respect of, all reasonable costs, losses, liabilities and expenses incurred by such Lender by reason of any failure by Borrower to make any payment when due or on any date so specified by Borrower, whether or not any notice of such payment is subsequently withdrawn. All payments under this Agreement or any other Loan Document will be made without setoff, offset, deduction or counterclaim, free and clear of all taxes, levies, imports, duties, fees and charges, and without any withholding, restriction or conditions imposed by any governmental authority. If Borrower is required by any law to deduct, setoff or withhold any amount from or in respect of any payment to any Lender under this Agreement or any other Loan Document, then the amount so payable to such Lender will be increased as may be necessary so that, after making all required deductions, setoffs and withholdings, such Lender will receive an amount equal to the sum it would have received had no such deductions, setoffs or withholding been made. Once repaid, no amount of any Loan may be reborrowed.

                 (b) PAYMENTS OF CERTAIN AMOUNTS PRIOR TO APPLICATION TO NOTES. Prior to their application to the principal amount of any Note or interest thereon pursuant to Section 2.07, all payments made by Borrower will be applied (i) first, to the payment of all expenses, fees and other amounts (including attorneys' fees and other legal expenses which may be payable) for which Borrower is obligated to pay any Agent under and in accordance with this Agreement or any other Loan Document, pro rata among the Agents according to the respective amounts of such items which are payable to them, and (ii) second, to the payment of all expenses, fees and other amounts (other than such principal and interest) for which Borrower is obligated to pay the Lenders under and in accordance with this Agreement or any other Loan Document, pro rata among the Lenders according to the respective amounts of such items which are payable to them.

         2.07    APPLICATION OF PAYMENTS.

                 (a)    AS AMONG THE NOTES.   Subject to the requirements of
Section 2.06(b), all payments in respect of the Notes will be made pro rata among the Lenders, based on the aggregate amount of the unpaid accrued interest on the Notes held by each Lender and the unpaid principal amount of such Notes. Each Lender agrees that, if such Lender receives a payment which is in excess of the amount which such Lender is entitled to receive by virtue of the operation of Section 2.06(b) and the preceding sentence, then such Lender will transfer a portion of such payment to one or more other Lenders or other Persons in order that full effect may be given to such Section and the preceding sentence.

                 (b)    AS BETWEEN PRINCIPAL AND INTEREST.   Each payment in
respect of any Note will be applied (i) first, to reduce the unpaid accrued interest on such Note (whether or not such interest is then due and payable), on a last-accrued, first-paid basis, and (ii) second, to reduce the unpaid principal amount of such Note.

         2.08    INITIAL LENDERS' REPRESENTATIONS AND WARRANTIES.   Each
Initial Lender makes the following representations and warranties (which representations and warranties Borrower is relying upon in entering into this Agreement), with respect to itself and not with respect to any other Initial
Lender:

                 (a) The Notes which such Initial Lender may acquire will be acquired for such Initial Lender's own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of any applicable federal or state securities laws, and such Initial Lender has no present intention of selling, granting a participation in or otherwise distributing any such Note. Such Initial Lender has no contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to any other Person with respect to any such Note.

                 (b) Such Initial Lender believes that it has received all of the information which it considers necessary or appropriate for deciding whether to acquire Notes. Such Committed Investor has had an opportunity to ask questions and receive answers from Borrower regarding the terms and conditions of the offering of the Notes and the business, properties, prospects and financial conditions of the Company. The foregoing representation will not limit or modify any representation or warranty of Borrower or any other Person made in any Financing Document.

                 (c) Such Initial Lender is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Notes and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Notes. If such Initial Lender is not a natural person, then such Committed Investor was not organized for the purpose of acquiring Notes.

                 (d) Such Initial Lender understands that the Notes are characterized as "restricted securities" under the federal securities laws, inasmuch as they are being acquired from Borrower in a transaction not involving a public offering and that under such laws and applicable regulations such securities my be resold under the 1993 Act only under certain circumstances. In this connection, such Initial Lender represents that it is familiar with Rule 144 promulgated under the 1933 Act, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.

                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES

         As a material inducement to the Initial Lenders to make the Loans and each Lender to accept any Note, Borrower hereby makes the following representations and warranties (which representations and warranties will survive the execution and delivery of this Agreement and each issuance of Notes) that, except as set forth on the Disclosure Letter (with a cross-reference in the Disclosure Letter indicating the Section of this Article III to which each disclosure thereon relates), after giving effect to the Borrower Contribution and all related contemporaneous transactions pursuant to the Transaction-Related Documents (except where otherwise expressly indicated):

         3.01 ORGANIZATION AND QUALIFICATION. Borrower, each of its Subsidiaries and each Investee is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its purported organization, possesses all material licenses, permits and authorizations necessary to own its properties and to carry on its businesses as now being conducted and as presently proposed to be conducted, and is duly qualified to do business in each jurisdiction in which it is required to be so qualified, except insofar as all failures to so qualify, in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect. Borrower has provided the Initial Lenders with correct and complete copies of the articles or certificate of incorporation, bylaws and similar organizational or constitutional documents (including any such items which may come into existence after the date of this Agreement, and in each case as in effect from time to time, the "ORGANIZATIONAL DOCUMENTS") of Borrower, each of its Subsidiaries and each Investee.

         3.02 CORPORATE POWER. Borrower, each of its Subsidiaries and each Investee which is a party thereto has the requisite corporate power and authority to execute, deliver and perform this Agreement, each of the other Transaction-Related Documents to which it is or may become a party (collectively, the "TRANSACTION-RELATED DOCUMENTS"). Borrower, each Subsidiary of Borrower and each Investee has all requisite corporate or other power and authority under the laws of its jurisdiction of incorporation to own and operate its properties and to carry on its businesses as now conducted and as presently proposed to be conducted.

         3.03 SUBSIDIARIES AND INVESTMENTS. Borrower does not have, and has not ever had, any Subsidiary or Investee other than any Subsidiary named under the heading "Subsidiaries", or any Investee named under the heading "Investees," on the Disclosure Letter, and, except as contemplated by the Core Pakistan Documents, neither Borrower nor any of its Subsidiaries owns or has any right to acquire any Equity Security or any other Investment in any other Person. The Disclosure Letter sets forth the authorized Equity Securities of each Subsidiary of Borrower and each Investee, the record and beneficial ownership of its Equity Securities and the jurisdiction of its purported organization. All such Equity Securities which are indicated on the Disclosure Letter to be owned by Borrower or a Subsidiary of Borrower are validly issued, fully-paid and nonassessable.

         3.04    CONFLICT.

                 (a) GENERALLY. Neither the execution and delivery by Borrower of this Agreement or any Transaction-Related Document to which it is or may become a party, nor the borrowings contemplated by the provisions of this Agreement, nor the execution, issuance and delivery of the Notes to evidence such borrowings and in payment of interest thereon, nor the consummation of the transactions herein or therein contemplated to be consummated by Borrower, nor compliance by Borrower with the terms, conditions and provisions hereof or thereof, will (i) conflict with or result in a breach or violation of any of the terms, conditions or provisions of any Organizational Document of Borrower, any of its Subsidiaries or any Investee, any law (including any usury laws applicable to the Loans or the Notes), or any agreement, instrument or document to which Borrower, any of its Subsidiaries or any Investee is a party or by which Borrower, any of its Subsidiaries, any Investee or any of their respective properties is bound, or constitute a default under or right to terminate or modify any of the foregoing, or (ii) result in the creation or imposition of any Lien (other than the Liens in favor of the Agents and the Lenders arising pursuant to the Collateral Documents and such other matters of the type described in clause (i) or clause (ii) above which in the aggregate have not had, and are not reasonably expected to have, a Material Adverse Effect).

                 (b) CERTAIN ACTIONS. Without limiting the foregoing, and without implying that Borrower or IWCH is required to take any action described in clause (ii) or clause (iii) below, neither the Indenture nor any other agreement, instrument or document to which IWCH or any of its Subsidiaries or any Investee is a party or by which any of them or any of their respective properties is bound, nor any law: (i) prohibits Borrower from applying the proceeds described in Section 2.05(b)(i) in the manner described in Section 2.05(b)(i) or causing them to be so applied, (ii) prohibits Borrower from applying the proceeds of capital contributions to Borrower made by IWCH or any of its Subsidiaries as may be permitted by the Indenture to the prepayment or repayment of the unpaid principal of and unpaid accrued interest on the Notes, in whole or in part, or (iii) prohibits IWCH from causing the net proceeds of the issuance or sale of Equity
Securities of IWCH (other than Disqualified Stock, as that term is defined in the Indenture) or Subordinated Indebtedness (as that term is defined in the Indenture), or causing not less than 50% of any Unrestricted Disposition Proceeds, to be contributed to the capital of Borrower and used by Borrower to repay or prepay the unpaid principal of or unpaid accrued interest on the Notes, in whole or in part.

         3.05 AUTHORIZATION, GOVERNMENTAL APPROVALS. The execution, delivery and performance by Borrower of the Transaction-Related Documents to which Borrower is or may become a party, the borrowings contemplated by the provisions of this Agreement, the execution, issuance and delivery of the Notes to evidence such borrowings and in payment of interest thereon, and the consummation by Borrower of the transactions herein and therein contemplated to be consummated by Borrower have been duly authorized by all necessary corporate action on the part of Borrower. No authorization, consent, approval, license or exemption of, and no registration, notice, qualification, designation, declaration or filing with or to, any court, government or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and no vote, authorization, consent or approval of directors, shareholders or similar Persons with respect to Borrower, is necessary to or for the valid execution and delivery by Borrower of the Transaction-Related Documents to which Borrower is or may become a party, the borrowings contemplated by the provisions of this Agreement, the valid execution, issuance and delivery by Borrower of the Notes to evidence such borrowings and in payment of interest thereon, or the consummation by Borrower of the transactions herein and therein contemplated to be consummated by Borrower, other than such items the absence of which, in the aggregate, has not had, and are not reasonably expected to have, a Material Adverse Effect.

         3.06    VALIDITY AND BINDING EFFECT.  Each Transaction-Related
Document to which Borrower is a party has been, and each Transaction-Related Document to which Borrower may become a party will (when it becomes a party) be, duly and validly executed and delivered by Borrower, and each such Transaction-Related Document constitutes (or, as the case may be, will constitute) a legal, valid and binding obligation of Borrower, and all such obligations of Borrower are (or, as the case may be, will be) enforceable in accordance with their respective terms.

         3.07 OWNERSHIP OF BORROWER. The Disclosure Letter sets forth the record and beneficial ownership of the outstanding Equity Securities of Borrower and of each Subsidiary of IWCH of which Borrower is a Subsidiary, and the authorized Equity Securities of Borrower. Borrower is not under any obligation (contingent or otherwise) to redeem or otherwise acquire any Equity Securities of Borrower or any other Person or to effect any other Distribution. Borrower is a Wholly-Owned Subsidiary, and an "Unrestricted Subsidiary" (as that term is defined in the Indenture), of IWCH.

         3.08 NO EVENT OF DEFAULT; COMPLIANCE WITH AGREEMENTS. No event, act or omission has occurred, and no condition exists, which constitutes an Event of Default or a Potential Event of Default. Neither Borrower, any of its Subsidiaries nor any Investee is in violation in any material respect of any provision of any of its Organizational Documents or any term of any material agreement, instrument, contract or commitment to which it is a party or by which it or any of its assets is bound, except in such respects as, in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect.

         3.09 SOLVENCY, ETC. Borrower is solvent as of immediately prior to the Closing and will not become insolvent as a result of the consummation of the transactions contemplated by the Transaction-Related Documents (including the borrowings under this Agreement and the Borrower Contribution). Borrower is immediately prior to the Closing, and after giving effect to the transactions contemplated by the Transaction-Related Documents will be, able to pay its debts as they become due, and Borrower's property immediately prior to the Closing has, and after giving effect to such transactions will have, a fair salable value (determined on a going concern basis) greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Borrower immediately prior to the Closing has, and after giving effect to the transactions contemplated by the Transaction-Related Documents will have, adequate capital to conduct its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by the Transaction-Related Documents with the intent to hinder, delay or defraud either present or future creditors of Borrower or any other Person.

         3.10 REGULATIONS G AND X. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined, from time to time, in Regulation G promulgated by the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Loans will be used by Borrower, any of its Subsidiaries or any Investee, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation G or Regulation X promulgated by the Board of Governors of the Federal Reserve System.

         3.11 INVESTMENT COMPANY; PUBLIC UTILITY HOLDING COMPANY. Neither Borrower nor any of its Subsidiaries is an "investment company," or under the control of an "investment company," within the meaning of the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended. Borrower is not subject to any other law limiting its ability to incur indebtedness for borrowed money.

         3.12    [RESERVED.]

         3.13 BROKERAGE. Other than pursuant to Section 2.01(b), there are no claims for brokerage commissions, finders' fees, closing fees or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction-Related

Document (other than pursuant to this Agreement) based on any arrangement or agreement binding upon Borrower or any of its Subsidiaries.

         3.14 OTHER AGREEMENTS. Each of the Transaction-Related Documents (other than the Loan Documents) has been duly executed and delivered by each of the parties thereto and is in full force and effect, there has been no material amendment or modification thereof, and there are no uncured breaches or defaults on the part of any party thereunder, except in such respects as in the aggregate have not had, and are not reasonably expected to have, a Material Adverse Effect. Borrower has furnished each Initial Lender, as requested, with an accurate and complete copy of each such Transaction-Related Document and the Indenture, each as currently in effect. The representations and warranties made by each party to each such Transaction-Related Document (in each case, disregarding any materiality qualification set forth therein) are true and correct, except in such respects as in the aggregate have not had, and are not reasonably expected to have, a Material Adverse Effect as compared with the state of affairs which would exist if all such representations and warranties were true in all respects, and are incorporated herein and made by Borrower hereunder (PROVIDED that, notwithstanding any provision of any such Transaction-Related Document to the contrary, each such representation and warranty as so incorporated will survive the execution and delivery of this Agreement and the issuance of the Notes hereunder). The Borrower Contribution and each other transaction contemplated by such Transaction-Related Documents to be consummated on the Closing Date have been and will be duly consummated as contemplated in such Transaction-Related Documents, subject to the terms and conditions therein, with only those waivers of conditions thereto which in the aggregate have not had, and are not reasonably expected to have, a Material Adverse Effect.

         3.15 COMPLIANCE WITH LAWS. Borrower, each of its Subsidiaries and each Investee has complied and is in compliance with all laws applicable to it or its business or property, except in such respects as in the aggregate have not had, and are not reasonably expected to have, a Material Adverse Effect.

         3.16 LITIGATION. There are no actions, suits or proceedings pending or, to Borrower's knowledge, threatened against or affecting Borrower, any of its Subsidiaries, any Investee or any of their respective businesses or assets, before any court or governmental department, agency or instrumentality, which (a) which reasonably be expected to prevent the transactions contemplated by this Agreement or (b) otherwise involve or pertain to Borrower, any of its Subsidiaries or any Investee (other than, in the case of this clause (b) only, those which, in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect).

         3.17 AFFILIATED TRANSACTIONS. Other than any Core Transaction-Related Document, no officer, director or similar official of Borrower, no Affiliate of Borrower, no Person who holds 5% or more of the IWCH Common Stock on a fully-diluted basis, no individual related by blood or marriage to any Person described in this Section 3.17, and no entity in which any Person described in this Section 3.17 directly or indirectly owns any beneficial interest of 10% or more, is a party to any agreement, contract, commitment, transaction or arrangement with Borrower, any of its Subsidiaries or any Investee.

         3.18 TITLE TO PROPERTIES. Borrower, each of its Subsidiaries and each Investee has good and marketable title to all of its material properties, assets and other rights which it purports to own or which are reflected in its books and records, free and clear of all Liens, except for Permitted Liens, and all such assets are in good working order and condition, ordinary wear and tear excepted, except in such respects as, in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect. Borrower owns no material asset other than the securities described on the Pledged Securities Schedule attached to the Pledge Agreement and its rights under the Transaction-Related Documents.

         3.19 BANK ACCOUNTS. Borrower maintains no bank accounts or money market accounts.

         3.20 OUTSTANDING INDEBTEDNESS. Neither Borrower nor Newco has any Indebtedness other than the Loans (in the case of Borrower) and loans from its shareholders pursuant to the Newco Shareholders Agreement (in the case of Newco).

         3.21 OPERATIONS, AGREEMENTS, LIABILITIES. Neither Borrower nor any of its Subsidiaries has conducted any business or engaged in any operations other than in preparation for the consummation of the transactions contemplated by the Transaction-Related Documents. Other than the Core Transaction-Related Documents, neither Borrower nor any of its Subsidiaries is a party to (nor is any of its assets or business subject to) any material document, agreement or arrangement, and neither Borrower nor any of its Subsidiaries has any material liability or obligation other than its liabilities and obligations under such Documents and those which in the aggregate do not have, and are not reasonably expected to have, a Material Adverse Effect.

         3.22 FINANCIAL STATEMENTS. Borrower has provided to the Initial Lenders the audited consolidated and consolidating balance sheets for Mobilink and (if any) its Subsidiaries for the fiscal year ended December 31, 1996 and the related consolidated and consolidating statements of income and cash flows. Each of the foregoing financial statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of the Person in question (which, in turn, are accurate and complete in all material respects), has been prepared in accordance with GAAP or other applicable local accounting principles, consistently applied, and presents fairly the financial condition, results of operations and/or cash flows (as the case may be) of the Person in question in accordance with GAAP or other applicable local accounting principles applied on a consistent basis as of the dates and for the periods set forth therein.

         3.23 NO MATERIAL ADVERSE CHANGE. Since December 31, 1996 nothing has occurred (other than matters which have occurred in the ordinary course of Mobilink's business prior to the date of this Agreement or which have been disclosed in the Share Purchase Agreements) or failed to occur, and no condition or fact exists, with respect to Borrower, any Subsidiary of Borrower, any Investee or otherwise, except as, in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect.

         3.24 DISCLOSURE. Neither any Transaction-Related Document nor any other agreement, document or certificate when furnished to any Initial Lender by or on behalf of Borrower or any of its Subsidiaries in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein, at the time(s) made, not misleading other than as to matters which in the aggregate have not had, and are not reasonably expected to have, a Material Adverse Effect.

                                      ARTICLE IV

                                 CONDITIONS PRECEDENT

         The respective individual obligations of the Initial Lenders to make the Loans at the Closing and the effectiveness thereof are subject to the satisfaction of the conditions set forth below, any of which may be waived with respect to any Initial Lender only in a writing to that effect which is executed by such Initial Lender:

         4.01 REPRESENTATIONS, WARRANTIES, COVENANTS. The representations and warranties contained in this Agreement and in the other Financing Documents (considered without regard to any materiality qualification set forth therein) will be true and correct as of the time of the Closing as though then made (giving effect to the Borrower Contribution and other transactions, as may be indicated in or with respect to such representations and warranties), except in such respects as in the aggregate have not had, and are not reasonably expected to have, a Material Adverse Effect as compared with the state of affairs which would exist if all such representations and warranties were true in all respects; and Borrower will have performed all obligations to be performed by it under the Transaction-Related Documents to which it is a party (considered without regard to any materiality qualification set forth therein) at or before the time of the Closing, except in such respects as, in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect as compared with the state of affairs which would exist if such obligations had been complied with in all respects.

         4.02    DELIVERIES.  There will be delivered to such Initial Lender:

                    (i) Opinions of Borrower's counsel as to the matters set forth on the attached EXHIBIT B;

                   (ii) A duly completed and executed original Note (of the proper Tranche) in the principal amount of the Loan to be made by such Initial Lender;

                   (iii) Correct and complete copies of each Collateral Agreement, this Agreement, each other Financing Document to be executed and delivered in connection with the Closing, each other Transaction-Related Document executed and delivered (or to be executed and delivered) prior to or in connection with the Borrower Contribution or the contemporaneous related transactions and all Organizational Documents of Borrower, its Subsidiaries and the Investees;

                   (iv) Certified copies of all documents evidencing corporate action taken by Borrower with respect to the Financing Documents and the other Transaction-Related Documents;

                   (v) A certificate executed on behalf of Borrower certifying that the conditions set forth in Sections 4.01, 4.03, 4.04 and 4.05 have been fully satisfied at the time of the making of the Loans;

                   (vi) A certificate or certificates, signed by the secretary or a similar official of Borrower certifying as to the names of the respective officers or other officials of Borrower or IWCH who are authorized to sign this Agreement and the other Financing Documents on Borrower's or IWCH's behalf and as to specimens of the true signatures of such officials, on which each Lender may conclusively rely until a revised certificate is similarly so delivered; and

                   (vii) A certificate of Borrower signed on Borrower's behalf by Borrower's chief financial officer regarding the matters set forth in Section 3.09.

         4.03 CONTRIBUTIONS TO BORROWER. Borrower will have received contributions to its capital by International Wireless Communications, Inc., a Delaware corporation and a Wholly-Owned Subsidiary of IWCH, consisting of not less than 493,510 shares of IWCH Voting Common Stock.

         4.04 COLLATERAL ITEMS. There will have been delivered to the Agent duly executed financing statements and other documents in form and substance as any 20% Lender may request and may reasonably be required to effect the provisions of the Collateral Agreements, and all "Collateral" (as such term is defined in the Pledge Agreement) and all other items of collateral as to which the security interest of the Agent (for the benefit of the Lenders) may be perfected by possession, together with such stock or similar powers or other forms of assignment, undated and executed in blank, as the Agent may request with respect to such Collateral.

         4.05 OTHER TRANSACTIONS. The Borrower Contribution and all other contemporaneous transactions contemplated by the Transaction-Related Documents will be consummated contemporaneously with the making of the Loans (in each case, without any waiver or amendment thereof by any party), and all parties thereto will stand ready to consummate such transactions.

         4.06 FEES AND EXPENSES. Borrower will have paid all fees and expenses required to be paid pursuant to Section 2.01(b) or Section 8.03.

         4.07 CLOSING UNDER IWCH LOAN AGREEMENT. The Initial Closing (as that term is defined in the IWCH Loan Agreement) will be consummated contemporaneously with the Closing.

         4.08 VANGUARD PURCHASE. At the time of the Closing, Vanguard (or an Affiliate thereof) will own shares of Newco representing 6.52% of the shares of Newco.

         4.09 SAWC ACTIONS. SAWC will have invested in Newco cash in the amount of not less than $23,620,000 (representing the proceeds of contributions to SAWC by Asian Infrastructure Fund), and SAWC will be a wholly-owned subsidiary of Asian Infrastructure Fund.

         4.10 LICENSE MATTERS. Such Initial Lender will be satisfied that Mobilink will be granted the licenses required to conduct its business and conducted and proposed or contemplated to be conducted.

         4.11 NEWCO SHAREHOLDERS AGREEMENT. Borrower will have obtained, and delivered to such Initial Lender true and correct copies of such waivers and/or amendments of the provisions of the Newco Shareholders Agreement as may be necessary to permit the consummation of the transactions contemplated by the Loan Documents and to permit Borrower to perform its obligations thereunder.

         4.12 COMMITMENT AND STRUCTURING FEES. IWCH will have paid in full the commitment and structuring fees payable by it pursuant to the letter agreement dated July 28, 1997 among IWCH, Borrower, TDC, Vanguard and any other Person which has theretofore become a party thereto.

         4.13 PROCEEDINGS. All legal proceedings in connection with the transactions contemplated by this Agreement and the other Transaction-Related Documents will be in form and substance satisfactory to such Initial Lender, and such Initial Lender will have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and scope satisfactory to such Initial Lender's counsel, as such Initial Lender may reasonably request.

                                      ARTICLE V

                                      COVENANTS

         5.01 AFFIRMATIVE COVENANTS. Borrower covenants that, until the payment in full of the principal amounts of the Notes and all accrued interest thereon and all fees, other amounts and obligations outstanding or payable to any Lender or Agent (or reasonably expected by any Lender or Agent to become payable) under this Agreement or any other Loan Document, Borrower will, and will cause each Subsidiary and each Investee to:

                 (a) CONDUCT OF BUSINESS, PRESERVATION OF CORPORATE EXISTENCE, ETC. Conduct its business in the ordinary course, consistent with its past practice (if any); preserve and maintain its corporate or other legal existence, rights, franchises and privileges in the jurisdiction of its incorporation; and qualify and remain qualified in each other jurisdiction except insofar as all failures to do so in the aggregate do not have, and are not reasonably expected to have, a Material Adverse Effect.

                 (b) PAYMENT OF TAXES. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, would become a Lien upon any of its properties or in the aggregate have, or are reasonably expected to have, a Material Adverse Effect; PROVIDED that no such entity will be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings, so long as neither such contest nor the existence of such proceedings in the aggregate have, or are reasonably expected to have, a Material Adverse Effect.

                 (c) MAINTENANCE OF INSURANCE. Maintain insurance on its properties and businesses with reputable insurance companies in such amounts, of such types and covering such casualties, risks and contingencies, as is ordinarily carried by companies engaged in similar businesses and owning similar properties in the same general locations, except insofar as all failures to do so, in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect.

                 (d) MAINTENANCE OF PROPERTIES. Maintain and preserve its properties in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, in the aggregate, has not had, and are not reasonably expected to have, a Material Adverse Effect.

                 (e) RECORDS AND BOOKS OF ACCOUNT. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP or other applicable local accounting principles, consistently applied, reflecting all of its financial transactions.

                 (f) VISITATION RIGHTS. At any reasonable time, permit any 20% Lender or any agent or representative of any such Lender (at such 20% Lender's expense, if no Default or Event of Default then exists), to examine and make copies of and abstracts from its records and books of account, to visit its properties, and to discuss its affairs, finances and accounts with its officers, directors, similar officials and independent accountants (any such Lender's delivery of an executed copy of this Agreement evidencing Borrower's or the relevant Subsidiary's or Investee's consent for such discussions).

                 (g) COMPLIANCE WITH LAWS. Comply with the applicable requirements of all laws, except as such noncompliance in the aggregate does not have, and are not reasonably expected to have, a Material Adverse Effect.

                 (h) RELATED DOCUMENTS. Keep, observe and comply with all of its covenants and obligations which are set forth in the other
Transaction-Related Documents.

                 (i) AFTER-ACQUIRED PROPERTY. In the case of Borrower, as promptly as possible, but in any event within ten Business Days, after an acquisition by Borrower of any property as to which the security interest granted pursuant to the Security Agreement or the Pledge Agreement has not theretofore been perfected, deliver to the Agent pursuant to the Security Agreement or the Pledge Agreement such documents and other items as are reasonably necessary or desirable to effect such perfection and to make and cause such security interest to be the first-priority security interest in such property or to give effect to the Security Agreement or the Pledge Agreement, including (where appropriate) undated stock or similar powers or other appropriate instruments of assignment executed in blank.

                 (j) USE OF PROCEEDS. In the case of Borrower, use all proceeds of the Loans to (i) make the Borrower Contribution, (ii) make any other capital contribution or shareholder loan to Newco, or purchase shares of Newco, pursuant to the Newco Shareholders Agreement, (iii) if Newco becomes a party to the Mobilink Shareholders Agreement, make capital contributions and shareholder loans to Mobilink, and purchase shares of Mobilink, pursuant to the Mobilink Shareholders Agreement, and (iv) pay fees and expenses incurred by it in connection with the foregoing. In the case of Newco, to make capital contributions and shareholder loans to Mobilink, and purchase shares of Mobilink, pursuant to the Mobilink Shareholders Agreement, and to pay expenses incurred by it in connection with the foregoing.

                 (k)    FINANCIAL STATEMENTS.   Use reasonable efforts to
prepare and furnish the financial statements and reports required to be prepared or furnished under the Newco Shareholders Agreement and the Mobilink Shareholders Agreement, and at the request of any 20% Lender, use reasonable efforts to (and to cause other Persons to) request, obtain or prepare, as the case may be, any other financial information concerning Newco, Mobilink and their respective Subsidiaries or Investees as they may request or be required to prepare or furnish pursuant to the Transaction-Related Documents (other than the Financing Documents).

                 (l) NEWCO SHARE CERTIFICATE AND NOTES. In the case of Borrower, not later than September ___, 1997, obtain and deliver to the Agent, as pledgee, pursuant to the Pledge Agreement, one or more certificates representing the shares, and any promissory notes or other evidences of indebtedness, of Newco held by PWH, registered in the name of PWH or in bearer form, each accompanied by an undated stock power or similar transfer document duly executed in blank. In the case of Borrower, not later than August __, 1997, deliver to Newco notice of the pledge of the shares of Newco to be effected pursuant to the Pledge Agreement and deliver to the Lenders notice from Newco to the effect that Newco has made such notation in its books and records as is necessary to put on notice a prospective transferee of such shares the rights of the Agent and the Lenders with respect thereto.

         5.02 NEGATIVE COVENANTS. Borrower covenants that, until the payment in full of the principal amount of the Notes and all accrued interest thereon and all fees, other amounts and obligations outstanding or payable to any Lender or Agent (or reasonably expected by any Lender or Agent to become payable) under this Agreement or any other Loan Document, it will not and will not cause or permit any of its Subsidiaries or any Investee to:

                 (a) INDEBTEDNESS. In the case of Borrower and its Subsidiaries only (but in no event Mobilink), create, incur, assume, guarantee or be or remain liable for, contingently or otherwise, or suffer to exist, or any Indebtedness, except for the following:

                   (i)  Indebtedness under this Agreement and the Notes;

                   (ii) Indebtedness representing intercompany loans and advances solely among one or more of Borrower, its Subsidiaries and the Investees;

                   (iii) Indebtedness of Newco representing shareholder loans made by shareholders of Newco in accordance with the Newco Shareholders Agreement; and

                   (iv) Permitted Indebtedness.

                 (b) NEGATIVE PLEDGE; LIENS. In the case of Borrower and its Subsidiaries: (i) Create, assume, incur or suffer to be created, assumed, incurred or to exist any Lien upon any of its respective properties or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (ii) covenant in favor of any party (other than the Agent and the Lenders) that it will not create, assume, incur or suffer to be created, assumed, incurred or to exist any Lien upon its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (iii) permit or acquiesce in the perfection of any security interest held by any party (other than the Agent and the Lenders) against any of its properties or assets; (iv) transfer any of its respective properties or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (v) suffer to exist for a period of more than 30 days after the same has been incurred any Indebtedness which if unpaid would by law or upon bankruptcy or insolvency, or otherwise, be given priority over its general creditors; or (vi) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles or chattel paper (as such terms are defined in the UCC), with or without recourse; PROVIDED that Borrower or any of its Subsidiaries may create, assume or incur or suffer to be created or incurred or to exist, and may cause or permit any of its Subsidiaries to create, assume or incur or suffer to be created or incurred or to exist:

                        (A) Liens in favor of the Agent and the Lenders under the Loan Documents;

                        (B)   Tax liens permitted by Section 5.01(b);

                        (C) Deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, utilities or similar services, workers' compensation, unemployment insurance, old age pensions or other insurance or social security obligations;

                        (D) Interests or title of a lessor under any lease which is not prohibited by this Agreement;

                        (E) Easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of Borrower, its Subsidiaries and the Investees or detracting from the value of their respective assets;

                        (F) Mechanics', materialmen's or contractors' liens or encumbrances or any similar statutory lien or restriction securing payments and obligations incurred in the ordinary course of business which are not more than 30 days past due or which are being contested in good faith by appropriate proceedings, so long as neither such contest nor the existence of such proceedings in the aggregate have, or are reasonably expected to have, a Material Adverse Effect;

                        (G) Attachment or judgment liens securing amounts not in excess of $25,000 individually or $100,000 in the aggregate which within 30 days after entry have been discharged or execution stayed pending appeal, or discharged within 30 days after the expiration of such stay;

                        (H) Liens consisting of bankers' liens, rights of setoff and similar Liens in favor of depository institutions, in each case arising in the ordinary course of business; and

                        (I) Liens consisting of restrictions on transfer and rights to purchase its property arising under the Newco Shareholders Agreement, the IWC Group Agreement or the Mobilink Shareholders Agreement.

                 (c)    [RESERVED.]

                 (d) DISPOSITION. Except as may be required by the Transaction-Related Documents, transfer or otherwise dispose of all or any portion of its interest in Newco or any interest therein, or cause or permit Newco to transfer or otherwise dispose of all or any portion of its interest in Mobilink or any interest therein.

                 (e) MERGERS, ETC. Merge or consolidate with, or sell, assign, lease, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or Persons (other than any merger pursuant to which Borrower is the surviving Person and which does not result in a Change in Ownership).

                 (f) DIVIDENDS AND STOCK PURCHASES. Directly or indirectly, or through any Subsidiary or Investee, declare, make or pay, or incur any liability to declare, make or pay, any Distribution, other than, in the case of its Subsidiaries or any Investee, pro rata Distributions made in accordance with its Organizational Documents, the Newco Shareholders Agreement and the Mobilink Shareholders Agreement.

                 (g) AMENDMENTS OF OTHER AGREEMENTS. Amend, supplement, modify, terminate, or cause or permit to be amended, supplemented, modified or terminated, any Core Transaction-Related Document or any of its Organizational Documents, or fail to enforce any provision thereof, except as in the aggregate does not have, and is not reasonably expected to have, a Material Adverse Effect.

                 (h) INVESTMENTS. In the case of Borrower and its Subsidiaries, make any Investment, except for those made pursuant to the Newco Shareholders Agreement and the Mobilink Shareholders Agreement.

                 (i) RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS. Other than any Transaction-Related Document, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any of its Subsidiaries or any Investee to (i) pay any Distribution in respect of any of such Subsidiary's or Investee's capital stock or other Equity Securities owned by Borrower or any of Borrower's Subsidiaries or any Investee,
(ii) pay any Indebtedness owed to Borrower or any of Borrower's Subsidiaries or any Investee, (iii) make loans or advances to Borrower or any Subsidiaries or any Investee or (iv) transfer any of its property or assets to Borrower or any of Borrower's Subsidiaries or any Investee.

                 (j) TRANSACTIONS WITH AFFILIATES. Other than any Transaction Related Document, enter into, amend, supplement or modify any agreement, contract or transaction which, if it exists or existed on the date of this Agreement and were not disclosed on the Disclosure Letter, would constitute a breach of the representations and warranties set forth in Section 3.17.

                 (k) CHANGE OF BUSINESS. Conduct or enter into any business other than (i) in the case of Borrower and Newco, the ownership and management of an Investment in Mobilink, and (ii) in the case of Mobilink, the ownership and operation of a cellular mobile telephone company in Pakistan presently operated under the service mark "Mobilink/a Motorola Network."

                 (l) LIMITATION ON CREATION OF SUBSIDIARIES. In the case of Borrower or any of its Subsidiaries, establish, create or acquire any Subsidiary; PROVIDED, that Borrower will be permitted to establish or create any direct or indirect Wholly-Owned Subsidiary, so long as (i) all of the outstanding Equity Securities of such new Subsidiary are pledged to the Agent, for the benefit of the Lenders, to secure Loans and the other obligations of Borrower under this Agreement and the other Loan Documents pursuant to a pledge agreement in form and substance satisfactory to the Agent, for the benefit of the Lenders, and the certificates representing such Equity Securities, together with undated stock or similar powers or other instruments of assignment duly executed in blank, are delivered to the Agent, for the benefit of the Lenders,
(ii) such new Wholly-Owned Subsidiary executes a guaranty, pledge agreement, and security agreement, in each case in form and substance satisfactory to the Agent, for the benefit of the Lenders, and (iii) such new Wholly-Owned Subsidiary takes all other actions and executes and delivers such other documents as are reasonably requested by the Agent or Required Lenders in connection with any of the foregoing. In addition, each such new Subsidiary will execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Article IV as Borrower would have been required to deliver with respect to such new Subsidiary if such new Subsidiary were in existence on the date of the Closing.

         5.03 REPORTING REQUIREMENTS. Borrower covenants that, until the payment in full of the principal amount of the Notes and all accrued interest thereon and all other amounts, fees and obligations outstanding or payable to any Lender or Agent (or reasonably expected by any Lender or Agent to become payable) under this Agreement or any other Loan Document, it will furnish to each 20% Lender:

                 (a) CERTIFICATE OF COMPLIANCE. As soon as practicable (but in any event not less than 30 days) after the end of each fiscal quarter of Borrower, a certificate of Borrower executed on Borrower's behalf by Borrower's chief financial officer stating that he or she has caused the provisions of this Agreement to be reviewed and that nothing has come to his or her attention to lead him or her to believe that any Event of Default or Potential Event of Default has occurred or exists hereunder or, if such is not the case, specifying the nature thereof and what action Borrower has taken, is taking and proposes to take with respect thereto.

                 (b) ANNUAL BUDGETS; NOTIFICATION OF DEVIATIONS. Prior to (but not more than 90 days prior to) the end of each fiscal year, an annual operating budget prepared on a quarterly basis for Borrower and its Subsidiaries and for each Investee for the succeeding fiscal year (displaying anticipated statements of income, cash flows and balance sheets) and an annual capital budget for Borrower and its Subsidiaries or such Investee, as the case may be, for the succeeding fiscal year (displaying anticipated expenditures for capital assets), and promptly upon preparation thereof, any other significant budgets which Borrower, any of its Subsidiaries or any Investee prepares (including any material revisions of such annual or other budgets).

                 (c) NOTICES OF DEFAULT. As soon as possible, and in any event within five Business Days, after Borrower discovers the occurrence of any Event of Default or Potential Event of Default, a statement of Borrower executed on Borrower's behalf Borrower's chief financial officer or president setting forth details of such Event of Default or Potential Event of Default and the action with respect thereto taken, or proposed to be taken, by Borrower.

                 (d) NOTICES OF LITIGATION. Promptly after the commencement thereof, written notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than such matters which, in the aggregate have not had, and are not reasonably expected to have, a Material Adverse Effect.

                 (e) NOTICES OF ADVERSE JUDGMENTS. Promptly after the institution thereof, written notice of all adverse judgments in excess of $500,000, or which in the aggregate have, or are reasonably expected to have, a Material Adverse Effect, entered by any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, against Borrower or any of its Subsidiaries or any Investee, which notice will include the dollar amount of any such adverse judgment as well as any other expected adverse impact on Borrower and its Subsidiaries or the Investee in question.

                 (f) MATERIAL ADVERSE CHANGES. Promptly after the occurrence thereof, written notice of all events, conditions, acts, facts and omissions (except general economic conditions) which in the aggregate have had, or are reasonably expected to have, a Material Adverse Effect.

                 (g) POTENTIAL PREPAYMENT EVENTS. (A) As early as is practicable prior to the date thereof, written notice of the anticipated occurrence of any event described in Section 2.05(b), and (B) on the date of the occurrence thereof, written notice of the occurrence of any event described in
Section 2.05(b).

                 (h) INFORMATION CONCERNING SUBSIDIARIES AND INVESTEES. As and when received, all reports and other information received by Borrower or any of its Subsidiaries or any Investee with respect to any of its Subsidiaries or any Investee, including pursuant to the Newco Shareholders Agreement or the Mobilink Shareholders Agreement.

                 (i) OTHER INFORMATION. Such other information with respect to the business, properties, condition or operations, of Borrower, any of its Subsidiaries or any Investee as any 20% Lender may from time to time reasonably request.
                                      ARTICLE VI

                                       DEFAULT

         6.01 EVENTS OF DEFAULT. An "EVENT OF DEFAULT" means the occurrence of one or more of the following events:

                 (a) Borrower defaults in the payment of (i) any principal amount with respect to any of the Notes when due, whether at maturity, by acceleration or otherwise, (ii) any interest with respect to any of the Notes when due or (iii) any other amount required to be paid to any Lender or Agent under this Agreement or any other Loan Document when due (unless the same is being contested in good faith), and, in the case of any occurrence described in clause (iii) above, the default in payment continues uncured for a period of five or more days;

                 (b) Borrower, any of its Subsidiaries or any Investee defaults in (i) the payment of any principal of or any interest, premium or other amount due and payable with respect to any Indebtedness with an aggregate principal amount in excess of $500,000 beyond any period of grace provided with respect thereto or (ii) the performance or observance of any other covenant, agreement, term or condition contained in any agreement or instrument with respect to any such Indebtedness, if in either case the effect of such default is to cause (whether automatically or by acceleration), or permit the holder of such Indebtedness to cause, after the expiration of any applicable cure period, such obligation to become due prior to its stated maturity;

                 (c) The representations and warranties made by Borrower or IWCH in this Agreement or in any of the other Core Financing Documents, including or in any schedule, certificate or financial statement furnished to any Lender or either Agent pursuant to the provisions thereof, considered without regard to any materiality qualification set forth therein, were as of the time made or furnished false or misleading in such respects as in the aggregate have had, or are reasonably expected to have, a Material Adverse Effect as compared with the state of affairs which would exist if all such representations and warranties were in all respects true and not misleading;

                 (d) Any Core Loan Document or any provision thereof ceases to be in full force and effect or is declared to be null and void by a court of competent jurisdiction, or Borrower or IWCH or any Person acting by or on behalf of Borrower or IWCH denies or disaffirms Borrower's or IWCH's obligations under any Core Loan Document, if the same (in the aggregate with all other occurrences of the type described above) have had, or are reasonably expected to have, a Material Adverse Effect, or any material portion of the collateral described in any Collateral Agreement is attached, seized, subjected to a writ, warrant, assessment or Lien (other than a Permitted Lien) or levied upon or comes within the control of any other creditor of any Person other than any Agent;

                 (e) Borrower defaults the performance of or compliance with any provision of Section 5.01(i), Section 5.01(j), Section 5.01(l) or
Section 5.02;

                 (f) Borrower defaults in the performance of or compliance with any other covenant, condition or provision of this Agreement or any other Core Loan Document and such default continues for a period of 60 days after the occurrence thereof;

                 (g) (A) There is entered against Borrower a final judgment which, together with all other undischarged final judgments against Borrower, exceeds $500,000, if, 30 days after the entry thereof, such judgment has not been fully discharged or execution thereof stayed pending appeal, or if, 30 days after the expiration of any such stay, such judgment has not been fully discharged, or (B) there is entered against Borrower, any of its Subsidiaries or any Investee a final judgment which, together with all other undischarged final judgments against Borrower, any of its Subsidiaries or any Investee, has had or are reasonably expected to have a Material Adverse Effect, if, 30 days after the entry thereof, such judgment has not been fully discharged or execution thereof stayed pending appeal, or if, 30 days after the expiration of any such stay, such judgment has not been fully discharged;

                 (h) Any order, judgment, decree or injunction is entered against Borrower, any of its Subsidiaries or any Investee requiring the dissolution or split up of Borrower, any of its Subsidiaries or any Investee or preventing Borrower, any of its Subsidiaries or any Investee from conducting all or any material part of its business, and such order, judgment, decree or injunction remains undischarged or unstayed for more than 30 days;

                 (i) A proceeding is instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower, any of its Subsidiaries or any Investee in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Borrower, any of its Subsidiaries or any Investee or for any substantial part of the property of any of them, or for the winding-up or liquidation of its affairs, and such proceeding remains undismissed or unstayed and in effect for a period of

60 consecutive days or such court enters a decree or order granting the relief sought in such proceeding;

                 (j) Borrower, any of its Subsidiaries or any material Investee commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Borrower, any of its Subsidiaries or any Investee or for any substantial part of the property of any of them, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any corporate action in furtherance of any of the foregoing;

                 (k) Any Core Equity Document or any provision thereof ceases to be in full force and effect as to IWCH or IWCH or any Person acting by or on behalf of IWCH denies or disaffirms IWCH's obligations under any Core Equity Document, or IWCH defaults in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Core Equity Document, in all such cases except where the same, in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect of a type described in clause (d) of the definition of that term;

                 (l) Any "Event of Default" (as that term is defined in the IWCH Loan Agreement) described in Section 6.01(i) or 6.01(j) of the IWCH Loan Agreement, or any "Event of Default" (as that term is defined in the Indenture) described in Section 6.01(6) or 6.01(7) of the Indenture, occurs; or

                 (m) Any "Event of Default" (as that term is defined in the IWCH Loan Agreement), other than as described in Section 6.01(i) or 6.01(j) of the IWCH Loan Agreement, or any "Event of Default" (as that term is defined in the Indenture), other than as described in Section 6.01(6) or 6.01(7) of the Indenture, occurs.

         6.02    CONSEQUENCES OF EVENT OF DEFAULT.

                 (a) NON-BANKRUPTCY DEFAULTS. If an Event of Default (other than any Event of Default described in Section 6.01(i), 6.01(j) or 6.01(l)) occurs and is continuing, then Requisite Lenders may at their option declare the unpaid principal balance of the Notes, all interest accrued thereon and all other liabilities and obligations of Borrower under this Agreement and under the other Loan Documents to be forthwith due and payable, and the same will thereupon become and be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower.

                 (b) BANKRUPTCY. If an Event of Default specified in any of Sections 6.01(i), 6.01(j) and 6.01(l) occurs, then the unpaid principal balance of the Notes, all interest accrued thereon and all other liabilities and obligations of Borrower under this Agreement and under the other Loan Documents will be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower.

         6.03    RIGHTS OF SETOFF.  To the extent permitted by law:

                 (a) in case an Event of Default occurs and is continuing, any Lender will have the right, in addition to all other rights and remedies available to it, without notice to Borrower, to setoff against and to appropriate and apply to the unpaid balance of the Notes, all accrued interest thereon and all other obligations of Borrower under this Agreement and under the Notes and the other Loan Documents, any debt owing to, and any other funds held in any manner for the account of Borrower by, such Lender, including all funds in all deposit accounts (general or special) now or hereafter maintained by Borrower for its own account with such Lender, and such Lender is hereby granted a security interest in and lien on all such debts (including all such deposit accounts) for such purpose;

                 (b) the right described in clause (a) above will exist whether or not any Lender or Agent has made any demand under this Agreement or any other Loan Document and whether or not the Notes and such other obligations are matured or unmatured; and

                 (c) Borrower hereby confirms each Lender's right of banker's lien and setoff, as further specified in this Section 6.03, and nothing in this Agreement or any other Loan Document will be deemed to be a waiver or prohibition of any Lender's right of banker's lien and setoff.

         6.04 OTHER RIGHTS. The rights and remedies of any Lender upon the occurrence of an Event of Default set forth in Sections 6.02 and 6.03 are cumulative and in addition to and not in derogation of any other rights each Lender may have under applicable law, the Financing Documents or other agreements.

                                     ARTICLE VII

                        SUCCESSORS AND ASSIGNS; PARTICIPATIONS

         7.01 SUCCESSORS AND ASSIGNS IN GENERAL. This Agreement will be binding upon and, subject to Section 7.02, inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or transfer its rights under this Agreement or any interest under this Agreement or delegate its liabilities, obligations or duties, without the prior written consent of Requisite Lenders. Any Person which is not already a party to this Agreement and which becomes the holder of any Note will, by virtue of becoming such a holder, become a party to this Agreement and as an additional Lender. The assigning Lender will give Borrower prompt written notice of any assignment of or participation in the Loans or any Note.

         7.02 CONDITIONS. Each Lender may assign all or any portion of its interest in and rights under this Agreement and the other Financing Documents to any other Person (who will thereupon become a Lender as provided in Section 7.01), or grant a participating or beneficial interest in this Agreement and the other Financing Documents to any other Person (a "PARTICIPANT"), subject to the following conditions:

                 (a) SECURITIES LAWS. Such assignment or participation is not made under such circumstances as may constitute a violation of the Securities Act of 1933, as amended, or regulations thereunder, or any other applicable securities laws.

                 (b) PARTICIPATING AGENT. In the case of any such participating or beneficial interest, the granting Lender enters into an agency relationship with all Participants of such Lender, pursuant to which such Lender, as agent (in such capacity, the "PARTICIPATING AGENT"), will administer its interest with respect to the Loans and the Notes on behalf of itself as a Lender and all of its Participants. All payments to be made by Borrower for the benefit of such Lender under this Agreement and the other Financing Documents will be made to such Lender, as the Participating Agent, and all communications by Borrower to such Lender or any of its Participants will be addressed to or in the care of the Participating Agent.

         7.03 FURTHER ASSURANCE. Borrower will, from time to time at the request of any Lender, execute and deliver to such Lender or to such party or parties as such Lender may designate any and all further instruments (including substitute or replacement Notes) as may in the opinion of such Lender be reasonably necessary or advisable to give full force and effect to any transfer contemplated by this Article VII.

                                     ARTICLE VIII

                                    MISCELLANEOUS

         8.01 MODIFICATIONS, AMENDMENTS OR WAIVERS. The provisions of this Agreement, the Notes and the other Core Loan Documents may be modified, amended or waived, but only by a written instrument signed by Borrower and Requisite Lenders (and, in the case of any Collateral Agreement or any agreement, instrument or document delivered thereunder, the Agent in question), except Sections 6.01(a) and 6.02(a), and all provisions of this Agreement relating to the rate at which interest accrues on the Loans and the Notes or the times at which such interest becomes payable or the rate at which the Loans or the Notes are to be repaid, may be amended only with the prior written consent of Borrower and all Lenders.

         8.02 NO IMPLIED WAIVERS; CUMULATIVE REMEDIES; WRITING REQUIRED. No delay or failure of any Lender or Agent in exercising any right, power or remedy under this Agreement or any other Loan Document will affect or operate as a waiver thereof, nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof, or of any other right, power or remedy. The rights and remedies of each Lender and Agent under this Agreement and each other Loan Document are cumulative and not exclusive of any rights or remedies which it would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Lender of any breach or default or any such waiver of any provision or condition of this Agreement or any other Loan Document must be in writing and will be effective only to the extent in such writing specifically set forth.

         8.03 REIMBURSEMENT OF EXPENSES; TAXES. Borrower will upon demand pay or reimburse TDI, Vanguard and Agent for all reasonable out-of-pocket expenses, including fees and expenses of counsel for TDI, Vanguard or Agent, from time to time
(i) arising in connection with the preparation and execution of this Agreement and the other Financing Documents (which amount will be limited to $35,000 in the case of Vanguard, in respect of this Agreement, the other Financing Documents, the IWCH Loan Agreement and the "Loan Documents" referred to therein), (ii) relating to any amendments, waivers or consents pursuant to the provisions hereof or thereof, (iii) arising in connection with any merger involving Borrower or any of its Subsidiaries or any Investee, any acquisition by Borrower or any of its Subsidiaries or any Investee, any sale of Borrower or any of its Subsidiaries or any Investee or any partial or total repayment of the Loans or Notes, or (iv) arising in connection with the enforcement of the provisions of this Agreement or any other Financing Document. Borrower will pay and save each Lender harmless from all liability for any stamp or other similar taxes which may be payable in connection with this Agreement and the other Financing Documents or the performance of any transactions contemplated hereby or thereby (but excluding any franchise tax, income tax, gross receipts tax or other similar tax).

         8.04 HOLIDAYS. Whenever any payment or action to be made or taken under this Agreement or any other Loan Document is stated to be due or required to be taken on a day which is not a Business Day, such payment or action will be made or taken on the next following Business Day, and such extension of time will be included in computing interest or fees, if any, in connection with such payment or action.

         8.05 NOTICES. All notices and other communications given to or made upon any party hereto in connection with this Agreement or any other Loan Document will, except as otherwise expressly provided herein or therein, be in writing and mailed, telecopied or delivered by hand or by reputable overnight courier service to the respective parties, as follows:

    Borrower:    c/o International Wireless Communications, Inc.
                 400 S. El Camino Real
                 Suite 1275
                 San Mateo, CA 94402
                 Attention: Douglas S. Sinclair
                 Aarti D. Gurnani
                 Telecopy: (650) 548-1842

                 with a copy (which will not constitute notice) to:

                 Brooks Stough, Esq.
                 Gunderson Dettmer Stough Villeneuve
                 Franklin & Hachigan, LLP
                 155 Constitution Drive
                 Menlo Park, CA 94025
                 Telecopy: (650) 343-7502


    To any
    Lender: To the address (if any) for such Lender set forth on the attached EXHIBIT A, with any copy described on such EXHIBIT A or in accordance with any subsequent written direction from the recipient party to the sending party made in accordance with this Section 8.05. All such notices and other communications will, except as otherwise expressly provided in this Agreement or any other Loan Document, be effective upon (a) delivery if delivered by hand; (b) on the Business Day after deposited with a reputable overnight courier service, delivery charges prepaid; (c) on the third Business Day after deposited in the mail, postage prepaid; or (d) in the case of telecopy, when received.

         8.06 SURVIVAL. All representations, warranties, covenants and agreements of Borrower contained in this Agreement or any other Loan Document or made in writing in connection herewith or therewith will survive the execution and delivery of this Agreement, the making of the Loans hereunder and the issuance of the Notes. The provisions of this Article VIII will survive repayment of the Loans and the other amounts payable to the Lenders and under this Agreement and the other Loan Documents and the termination of this Agreement and the other Loan Documents.

         8.07    GOVERNING LAW; WAIVERS AND JURISDICTION.

                 (a) GOVERNING LAW. This Agreement, the Notes and the other Loan Documents will in all respects be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York, except that the filing, perfection, effect of perfection and enforcement of security interests and liens under the Collateral Agreements in other jurisdictions will be governed by the laws of the applicable jurisdictions in accordance with the UCC as in effect in the State of New York.

                 (b) WAIVERS. To the extent permitted by law, each party hereto hereby waives personal service of any and all process upon it in connection with this Agreement or any other Loan Document and agrees that all such service of process may be made as provided in Section 8.05, and service so made will be deemed to be completed as provided in Section 8.05. In addition, Borrower and each Lender each hereby waives trial by jury, any objections based on FORUM NON CONVENIENS and any objections to venue of any action arising out of, connected with, related to or incidental to the transactions contemplated by or the relationships established in connection with this Agreement, the Notes and the other Loan Documents.

                 (c) EXCLUSIVE JURISDICTION. Except as provided in Section 8.07(d), all disputes among or between any Lender or Agent and Borrower arising out of, connected with, related to or incidental to the transactions contemplated by or the relationship established between them in connection with this Agreement, the Notes or the other Loan Documents, and whether arising in contract, tort, equity or otherwise, will be resolved only by state or federal courts located in New York County, New York, and Borrower and each Lender hereby consents and submits to the jurisdiction of any state or federal court located within such county and state. The Lenders and Borrower acknowledge, however, that any appeals from those courts may be required to be heard by a court located outside of New York County, New York. Borrower and each Lender waives in all disputes any objection that it may have to the location of the court considering the dispute. Nothing in this Section 8.07 will affect the right of any Lender or Agent or Borrower to serve legal process in any other manner permitted by law or affect the right of any Lender or Agent to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction.

                 (d) OTHER JURISDICTIONS. Borrower and each Lender agrees that any Lender or Agent or Borrower will have the right to proceed against Borrower or any Lender in a court in any location to enable any Lender or Agent or Borrower to enforce a judgment or other court order obtained in any proceeding brought in accordance with Section 8.07(c) and entered in favor of such Lender or Agent or Borrower. Borrower and each Lender waives any objection that it may have to the location of the court in which any Lender or Agent or Borrower has commenced a proceeding described in this Section 8.07(d).

         8.08 HEREIN, ETC. Words such as "herein," "hereunder," "hereof" and the like will be deemed to refer to this Agreement as a whole and not to any particular document or Article, Section or other portion of a document.
Section, clause, Exhibit and Schedule references contained in this Agreement are references to Sections, clauses, Exhibits and Schedules in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. As used in this Agreement, the terms "knowledge" or "aware" will include the actual knowledge and awareness of the Person in question, and the knowledge and awareness that such Person would have obtained after making reasonable inquiry and exercising reasonable diligence with respect to the matter in question. Whenever the term "including" is used in this Agreement (whether or not that term is followed by the phrase "but not limited to" or "without limitation" or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification. Each reference in this Agreement to any law will be deemed to include such law as it hereafter may be amended, supplemented or modified from time to time and any successor thereto.

         8.09 SEVERABILITY. Whenever possible, each provision of this Agreement and each other Loan Document will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement or any other Loan Document.

         8.10 HEADINGS. Section and subsection headings in this Agreement and each other Loan Document are included for convenience of reference only and will not constitute a part of this Agreement or any other Loan Document for any other purpose.

         8.11 COUNTERPARTS. This Agreement and each other Loan Document may be executed in multiple counterparts and by any party hereto or thereto on separate counterparts, each of which, when so executed and delivered, will be an original, but all such counterparts will together constitute one and the same instrument.

         8.12 BROKERS FEES. Borrower will indemnify each Lender and hold it harmless for any liability, loss or expense (including reasonable attorneys' fees) arising from any claim for brokerage commissions, finders' fees or similar compensation in connection with any agreement or arrangement binding upon Borrower, any of its Subsidiaries or any of their Affiliates.

         8.13    INDEMNIFICATION.   In consideration of each Lender's execution
and delivery of this Agreement and such Lender's making of the Loans hereunder or acquisition of a Note, and in addition to all other obligations of Borrower under this Agreement and the other Loan Documents, Borrower will defend, protect, indemnify and hold harmless each Lender and its Participants and each Agent, and all of their respective officers, directors, employees and agents (including those retained in connection with the transactions contemplated by this Agreement and the other Loan Documents) (collectively, the "INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements, but excluding claims and losses arising from such Indemnitee's breach hereof or thereof or such Indemnitee's gross negligence or willful misconduct (the "INDEMNIFIED LIABILITIES"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (i) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the Loans, (ii) the execution, delivery, performance or enforcement of this Agreement, the Notes or the other Loan Documents and any instrument, document or agreement executed pursuant hereto by any of the Indemnitees or (iii) such Lender's status as a lender to Borrower or such Agent's status as an agent of the Lenders. To the extent that the foregoing undertaking by Borrower may be unenforceable for any reason, Borrower will make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. To the extent that the undertaking to indemnify, pay and hold harmless by Borrower under this Section 8.13 may be unenforceable because it violates any law or public policy, Borrower will contribute the maximum portion that it is permitted to pay and satisfy under applicable law or public policy to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnities or any of them.

         8.14 PAYMENT SET ASIDE. To the extent that Borrower makes a payment or payments to any Lender or Agent hereunder or under the Notes or any other Loan Document or any Lender or Agent enforces its security interests or rights or exercises its right or setoff hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to Borrower, a trustee, receiver or any other Person under any law (including any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied and all

Liens created under the Collateral Agreements will be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

         8.15 COMPLETE AGREEMENT. Except as otherwise expressly set forth herein, this Agreement, the Notes and the other Loan Documents embody the complete agreement and understanding of the parties hereto and thereto and supersede and preempt any prior understandings, agreements or representations by or among the parties, whether written or oral, which may have related to the subject matter hereof in any way, and such agreements may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral discussions or understandings of the parties. The parties hereto acknowledge and agree there are no oral understandings or agreements between them with respect to the subject matter hereof or thereof.

         8.16 NO STRICT CONSTRUCTION. The language used in this Agreement and the other Loan Documents will be deemed to be the language chosen by the parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Loan Documents will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement or any other Loan Document.

         8.17 REGISTER. Borrower will maintain a register in which it will record the initial ownership of the Notes and changes in the ownership of Notes of which it receives notice. For purposes of this Agreement (to the extent Borrower so maintains such register), the holder of any Note indicated at any time in such register will be the holder of such Note.

                              *     *     *     *     *

         IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Loan Agreement as of the day and year first above written.



                                       PAKISTAN WIRELESS HOLDINGS LIMITED



                                       By:  /s/ Douglas S. Sinclair
                                            ------------------------------

                                       Its: Executive Vice President
                                            ------------------------------



                                       TORONTO DOMINION INVESTMENTS, INC.

                                       By:  /s/ Martha L. Gariepy
                                            ------------------------------

                                       Its:
                                            ------------------------------



                                       VANGUARD CELLULAR FINANCIAL CORPORATION

                                       By:  /s/ Haynes Griffin
                                            ------------------------------

                                       Its:
                                            ------------------------------


                                       [OTHER LENDERS]

                                                                       EXHIBIT A


INITIAL LENDER'S NAME AND ADDRESS                          LOAN AMOUNT
---------------------------------                          -----------

TRANCHE A LENDERS
-----------------

Vanguard Cellular Financial Corporation                    [$_________]
2002 Pisgah Church Road, Suite 300
Greensboro, NC 27455
Attention: Haynes Griffin
Telecopy: (910) 545-2233


with a copy (which will not constitute notice) to
-------------------------------------------------

Joe Blum
Latham & Watkins
One Angel Court
London EC2R 7HJ
England
Telecopy: 011 44 171 374 4460


TRANCHE B LENDERS
-----------------

Toronto Dominion Investments, Inc.
909 Fanin Street
Suite 1700
Houston, TX 77010
Attention: Martha Gariepy
Fax No. (713) 652-2647


with copies (which will not constitute notice) to:         [$_________]
-------------------------------------------------

Toronto Dominion Investments, Inc.
31 West 52nd Street, 20th Floor
New York, NY 10019
Attention: Brian A. Rich
Telecopy: (212) 974-8429

John Kuehn
Kirkland & Ellis
153 East 53rd Street
New York, NY 10022
Telecopy: (212) 446-4900                                   [$__________]


                                                           --------------
                                                           --------------


Total                                                      $22,000,000
                                                           --------------
                                                           --------------


                                          2